Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 1st day of September, 2012 is entered into by Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”), and Mirza Consulting, a Denmark company with its principal place of business at Måløvgårdsvej 23, 2750 Ballerup, Denmark (the “Consultant”).

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.1                               Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement using the employee(s) and Subcontractor(s) (as defined below) of the Consultant set forth on such Schedule A, and any other employee, Subcontractor or agent of the Consultant approved in writing by the Company (the “Employees”).  The Consultant also agrees to provide the Company with related services that may be requested from time to time by the Company.  The Consultant shall not engage the services of third party contractors, subcontractors or consultants (each, a “Subcontractor”) in the performance of the services without the prior written consent of the Company, which may be granted or withheld in its sole discretion.  In the event that the Company permits the Consultant to use the services of one or more Subcontractors, each such Subcontractor shall sign a written agreement agreeing to be bound by all of the provisions of this Agreement to the same extent as the Consultant and the Employees.  The Company shall have no responsibility or obligation to any such Subcontractor.

2.                                      Term.  This Agreement shall commence on the date hereof and shall continue until August 31, 2014 (such period, as it may be extended or sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).

3.                                      Compensation.

3.1                               Consulting Fees.  The Company shall pay to the Consultant a consulting fee of $10,000 per month to be increased to $16,000 per month effectiv January 1, 2013.  Payment for any partial month shall be prorated.

3.2                               Expenses.  The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of its services under this Agreement.  The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month.  The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.

3.3                               Benefits.  The Consultant and its Employees shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.                                      Termination.  This Agreement may be terminated prior to August 31, 2015 in the following manner: (a) by either the Company or the Consultant upon not less than thirty (30) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto.  In the event of termination, the Consultant shall be entitled to payment for services performed and (subject to the limitation in Section 3.2) for expenses paid or incurred prior to the effective date of termination that have not been previously paid.  Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company.  Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Sections 6, 7 or 10.

5.                                      Cooperation.  The Consultant shall use its best efforts in the performance of its obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.                                      Proprietary Information and Inventions.

6.1                               Proprietary Information.

(a)                                 The Consultant acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company it will have access to and contact with Proprietary Information.  The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b)                                 For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of its service as a consultant to the Company.

(c)                                  The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d)                                 The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into its custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of its duties for the Company and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement.  After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e)                                  The Consultant agrees that its obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and its obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f)                                   The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.2                               Inventions.

(a)                                 All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under its direction and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the

Company.  The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

(b)                                 Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  The Consultant also hereby waives all claims to moral rights in any Inventions.

(c)                                  The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

7.                                      Non-Solicitation.  During the Consultation Period and for a period of six (6) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who is employed or engaged by the Company; and/or (iii) solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the term of the Consultant’s engagement with the Company.

8.                                      Other Agreements.  The Consultant and its Employees hereby represent that, except as the Consultant and its Employees have disclosed in writing to the Company, the Consultant and its Employees are not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of their consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party.  The Consultant and its Employees further represent that their performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant and/or its Employees are a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant and its Employees will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

9.                                      Independent Contractor Status.

9.1                               The Consultant and its Employees shall perform all services under this Agreement as “independent contractors” and not as employees or agents of the Company.  The Consultant and its Employees are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.2                               The Consultant and its Employees shall have the right to control and determine the time, place, methods, manner and means of performing the services.  In performing the services, the amount of time devoted by the Consultant and its Employees on any given day will be entirely within the Consultant’s and its Employees’ control, and the Company will rely on the Consultant and its Employees to put in the amount of time necessary to fulfill the requirements of this Agreement.  The Consultant and its Employees will provide all equipment and supplies required to perform the services.  The Consultant and its Employees are not required to attend regular meetings at the Company.  However, upon reasonable notice, the Consultant and its Employees shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3                               In the performance of the services, the Consultant and its Employees have the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained.  However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

9.4                               The Consultant and its Employees shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company.

9.5                               The Consultant and its Employees shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

10.                               Non-Exclusivity and Non-Competition.  The Consultant and its Employees retain the right to contract with other companies or entities for their consulting services without restriction; provided, that during the Consultation Period and for a period of six (6) months thereafter, the Consultant and its Employees may not contract with any business or enterprise that is competitive with the Company’s business, including, but not limited to, any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company.  The Company retains a right to contract with other companies and/or individuals for consulting services without restriction.

11.                               Remedies.  The Consultant and its Employees acknowledge that any breach of the provisions of Sections 6, 7 or 10 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant and its Employees agree, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and its Employees and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

12.                               Indemnification.  The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from any claims, suits, judgments or causes of action initiated by any third party against the Company where such actions result from or arise out of the services performed by the Consultant or its Employees under this Agreement.  The Consultant shall further be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s or its Employees’ failure to pay the taxes, penalties, and payments referenced in Section 9 of this Agreement.  The Consultant shall further indemnify, defend and hold harmless the Company and its successors and assigns from and against any and all loss or damage resulting from any misrepresentation, or any non-fulfillment of any representation, responsibility, covenant or agreement on its part, as well as any and all acts, suits, proceedings, demands, assessments, penalties, judgments of or against the Company relating to or arising out of the activities of the Consultant or its Employees and the Consultant shall pay reasonable attorneys’ fees, costs and expenses incident thereto.

13.                               Representations, Warranties and Covenants.

13.1                        The Consultant hereby represents, warrants and covenants that the Employees are and will be subject to binding, written agreements that (a) provide for the assignment of all Inventions to the Consultant and require Employees to protect Proprietary Information at least to the same extent as provided in Section 6 of this Agreement and (b) include restrictions on the ability of Employees to solicit hire or engage employees or independent contractors of the Company at least to the same extent as provided in Section 7 of this Agreement and (c) include restrictions on the ability of Employees to compete with the Company at least to the same extent as provided in Section 10.  The Consultant represents, warrants and covenants that it has provided to the Company all such agreements executed on or prior to the date hereof, and will promptly provide copies of all such agreements executed after the date hereof.

13.2                        The Consultant hereby covenants that it shall be liable for the acts and omissions of the Employees, including without limitation any breach of this Agreement or violation of law.

13.3                        The Consultant hereby represents, warrants and covenants that it and the Employees have the skills and experience necessary to perform the services, that it and the Employees will perform said services in a professional, competent and timely manner, that it has the power to enter into this Agreement and that its and the Employees’ performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

14.                               Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 14.

15.                               Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

16.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

17.                               Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

18.                               Non-Assignability of Contract.  The Consultant shall not have the right to assign any of its rights or delegate any of its duties without the express written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

19.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

20.                               Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

21.                               Interpretation.  If any restriction set forth in Section 6, Section 7 or Section 10 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

22.                               Survival.  Sections 4 through 23 shall survive the expiration or termination of this Agreement.

23.                               Miscellaneous.

23.1                        No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

23.2                        The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23.3                        In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Michael Kauffman

Name:	Michael Kauffman

Title:	President and CEO

CONSULTANT

By:	/s/ Mansoor Raza Mirza

Name:	Mansoor Raza Mirza

Title:

Signature Page to Consulting Agreement

SCHEDULE A

Description of Services

Clinical advisor role for all clinical studies, including design of protocols, selection of investigators and ongoing study support.

Employees

Mansoor Raza Mirza, MD